BlackRock Funds II
BlackRock LifePath(r) Smart Beta Retirement Fund
BlackRock LifePath(r) Smart Beta 2020 Fund
BlackRock LifePath(r) Smart Beta 2025 Fund
BlackRock LifePath(r) Smart Beta 2030 Fund
BlackRock LifePath(r) Smart Beta 2035 Fund
BlackRock LifePath(r) Smart Beta 2040 Fund
BlackRock LifePath(r) Smart Beta 2045 Fund
BlackRock LifePath(r) Smart Beta 2050 Fund
BlackRock LifePath(r) Smart Beta 2055 Fund
(each, a "Fund" and collectively, the "Funds")

77D(g)

Policies with respect to security investments

On July 29, 2016, the Board of Trustees of BlackRock Funds II approved the following changes to the Funds, as described further below:


1)
The Funds will be renamed the BlackRock LifePath(r) Smart
Beta Funds in all vintages;


2)
Each Fund will make certain changes to its principal investment strategies and the underlying funds in which it may invest; and


3)
The named portfolio managers of the Funds will be Matthew O'Hara, Ked Hogan and Andrew Ang.
All of these changes are expected to become effective on or about November 16, 2016.
Investors should review carefully the specific changes to the Prospectuses and SAI of the Funds, reflecting the changes noted above, which are detailed below.
Effective on November 18, 2016, the following changes were made to the Prospectuses and the SAI of the Funds:
Change in each Fund's Name
The BlackRock LifePath(r) Active Retirement Fund was renamed BlackRock LifePath(r) Smart Beta Retirement Fund.
The BlackRock LifePath(r) Active 2020 Fund was renamed BlackRock LifePath(r) Smart Beta 2020 Fund.
The BlackRock LifePath(r) Active 2025 Fund was renamed BlackRock LifePath(r) Smart Beta 2025 Fund.
The BlackRock LifePath(r) Active 2030 Fund was renamed BlackRock LifePath(r) Smart Beta 2030 Fund.
The BlackRock LifePath(r) Active 2035 Fund was renamed BlackRock LifePath(r) Smart Beta 2035 Fund.
The BlackRock LifePath(r) Active 2040 Fund was renamed BlackRock LifePath(r) Smart Beta 2040 Fund.
The BlackRock LifePath(r) Active 2045 Fund was renamed BlackRock LifePath(r) Smart Beta 2045 Fund.
The BlackRock LifePath(r) Active 2050 Fund was renamed BlackRock LifePath(r) Smart Beta 2050 Fund.
The BlackRock LifePath(r) Active 2055 Fund was renamed BlackRock LifePath(r) Smart Beta 2055 Fund.

Change in each Fund's Principal Investment Strategies
The section of each Prospectus entitled "Fund Overview - Key Facts About BlackRock LifePath(r) Active Retirement Fund - Principal Investment Strategies of the Fund" was deleted in its entirety and replaced with the following:
Principal Investment Strategies of the Fund
In pursuit of its investment objective, the Fund, which is a fund of funds, allocates and reallocates its assets among a combination of equity, fixed income and money market funds (the "underlying funds") in proportions based on its own comprehensive investment strategy. Under normal circumstances, the Fund intends to invest primarily in affiliated open-end funds and affiliated exchange-traded funds ("ETFs").
The Fund intends to invest a significant portion of its assets in affiliated underlying funds that follow factor-based investment strategies. Each such factor-based underlying fund seeks to track an index that follows a rules-based methodology that is designed to provide exposure to key drivers of risk and return, or factors. Such factors may include, but are not limited to, value, quality, momentum, low size and volatility. The Fund is designed for investors who are currently withdrawing, or plan in the near future to begin withdrawing, a substantial portion of their investment. The Fund seeks to provide for retirement outcomes based on quantitatively measured risk. BlackRock employs a multidimensional approach to assess risk for the Fund and to determine the Fund's allocation across asset classes. As part of this multidimensional approach, BlackRock aims to quantify risk using proprietary risk measurement tools that, among other things, analyze historical and forward-looking securities market data, including risk, asset class correlations, and expected returns. In pursuit of its investment objective, the Fund will be broadly diversified across global asset classes, and will generally seek to maintain an asset allocation of approximately 40% in underlying funds that invest in equity and 60% in underlying funds that invest in fixed income, although the allocation may shift over time depending on market conditions. Certain underlying funds may invest in real estate investment trusts ("REITs"), foreign securities, emerging market securities, below investment-grade bonds and derivative securities or instruments, such as options and futures, the value of which is derived from another security, a commodity, a currency or an index.

Although the Fund will generally seek to maintain an asset allocation of approximately 40% in underlying funds that invest in equity and 60% in underlying funds that invest in fixed income, BlackRock may periodically adjust the proportion of equity funds and fixed income funds in the Fund based on an assessment of the current market conditions, the potential contribution of each asset class to the expected risk and return characteristics of the Fund and other factors. In addition, BlackRock may determine that, in connection with the Fund's investment in certain of the factor-based underlying funds, adjustments to the equity or fixed income allocations in excess of such asset allocation target percentages may be appropriate to better align the risk characteristics of the Fund with the glide path. In general, the adjustments will be limited to 10% relative to the target allocations. However, BlackRock may determine that a greater degree of variation is warranted to protect the Fund or achieve its investment objective.
Factors such as fund classifications, historical risk and performance, and the relationship to other underlying funds in the Fund are considered when selecting underlying funds. The specific underlying funds selected for the Fund are determined at BlackRock's discretion and may change as deemed appropriate to allow the Fund to meet its investment objective. See
"Description of Underlying Funds" for a list of the underlying funds, their classification into equity, or fixed income funds and a brief description of their investment objectives and primary investment strategies.
The allocation to underlying funds that invest in equity may be further diversified by style factors, market capitalization, region (including domestic and international (including emerging market) funds), or other factors. The fixed income allocation may be further diversified by sector (including government, corporate, agency, and other sectors), duration (a calculation of the average life of a bond which measures its price risk), credit quality (including non-investment grade debt or "junk bonds"), geographic location (including U.S. and foreign-issued securities), or other factors. The percentage allocation to the various styles of equity and fixed income are determined at the discretion of the investment team and can be changed to reflect the current market environment.
Because the Fund is in its most conservative phase, its allocation generally does not become more conservative over time, although its allocation may change to maintain the Fund's risk profile.
The Fund may, when consistent with its investment goal, buy or sell options or futures, or enter into total return swaps and foreign currency transactions (collectively, commonly known as derivatives). The Fund may seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as reverse repurchase agreements or dollar rolls). The Fund may use derivatives as a substitute for taking a position in an underlying fund or ETF, to reduce exposure to other risks and to enhance returns. Investments in derivative instruments will be valued at the net market value of such derivative instruments and will be included in the Fund's equity or fixed income asset allocation as determined by Fund management.
The Fund is a non-diversified portfolio under the Investment
Company Act of 1940, as amended.
The sections of each Prospectus entitled "Fund Overview -
Principal Investment Strategies of the Fund" for each of BlackRock LifePath(r) Active 2020 Fund, BlackRock LifePath(r) Active 2025 Fund, BlackRock LifePath(r) Active 2030 Fund, BlackRock LifePath(r) Active 2035 Fund, BlackRock LifePath(r) Active
2040 Fund, BlackRock LifePath(r) Active 2045 Fund, BlackRock LifePath(r) Active 2050 Fund and BlackRock LifePath(r) Active 2055 Fund were deleted in their entirety and replaced with the following:
Principal Investment Strategies of the Fund
In pursuit of its investment objective, the Fund, which is a fund of funds, allocates and reallocates its assets among a combination of equity, fixed income and money market funds (the "underlying funds") in proportions based on its own comprehensive investment strategy. Under normal circumstances, the Fund intends to invest primarily in affiliated open-end funds and affiliated exchange-traded funds ("ETFs").

The Fund intends to invest a significant portion of its assets in affiliated underlying funds that follow factor-based investment strategies. Each such factor-based underlying fund seeks to track an index that follows a rules-based methodology that is designed to provide exposure to key drivers of risk and return, or factors. Such factors may include, but are not limited to, value, quality, momentum, low size and volatility.
The Fund is designed for investors expecting to retire or to begin withdrawing assets around the Fund's target retirement date. The Fund seeks to provide for retirement outcomes based on quantitatively measured risk. BlackRock employs a multidimensional approach to assess risk for the Fund and to determine the Fund's allocation across asset classes. As part of this multidimensional approach, BlackRock aims to quantify risk using proprietary risk measurement tools that, among other things, analyze historical and forward-looking securities market data, including risk, asset class correlations, and expected returns. Certain underlying funds may invest in real estate investment trusts ("REITs"), foreign securities, emerging market securities, below investment-grade bonds and derivative securities or instruments, such as options and futures, the value of which is derived from another security, a commodity, a currency or an index.
Under normal circumstances, the asset allocation will change over time according to a predetermined "glide path" as the Fund approaches its target date. The glide path below represents the shifting of asset classes over time. As the glide path shows, the Fund's asset allocation becomes more conservative-prior to retirement-as time elapses. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of the Fund, which may be a primary source of income after retirement.
The Fund is one of a group of funds referred to as the "LifePath(r) Smart Beta Funds," each of which seeks to provide for retirement outcomes based on quantitatively measured risk that investors on average may be willing to accept given a particular time horizon. The following chart illustrates the glide path-the target allocation among asset classes as the LifePath(r) Smart Beta Funds approach their target dates:

[chart omitted]
The asset allocation targets are established by the portfolio managers. The investment team, including the portfolio managers, meets regularly to assess market conditions, review the asset allocation targets of the Fund, and determine whether any changes are required to enable the Fund to achieve its investment objective.

Although the asset allocation targets listed for the "glide path" are general, long-term targets, BlackRock may periodically adjust the proportion of equity funds and fixed income funds in the Fund based on an assessment of the current market conditions, the potential contribution of each asset class to the expected risk and return characteristics of the Fund, reallocations of Fund composition to reflect intra-year movement along the glide path and other factors. In addition, BlackRock may determine that, in connection with the Fund's investment in certain of the factor-based underlying funds, adjustments to the equity or fixed income allocations in excess of the asset allocation target percentages listed in the glide path may be appropriate to better align the risk characteristics of the Fund with the glide path. In general, the adjustments will be limited to 10% relative to the target allocations. However, BlackRock may determine that a greater degree of variation is warranted to protect the Fund or achieve its investment objective.
BlackRock's second step in the structuring of the Fund is the selection of the underlying funds. Factors such as fund classifications, historical risk and performance, and the relationship to other underlying funds in the Fund are considered when selecting underlying funds. The specific underlying funds selected for the Fund are determined at BlackRock's discretion and may change as deemed appropriate to allow the Fund to meet its investment objective. See "Description of Underlying Funds" for a list of the underlying funds, their classification into equity, or fixed income funds and a brief description of their investment objectives and primary investment strategies.
Within the prescribed percentage allocations to equity and fixed income funds, BlackRock seeks to diversify the Fund. The equity allocation may be further diversified by style factors, market capitalization, region (including domestic and international (including emerging market) funds), or other factors. The fixed income allocation may be further diversified by sector (including government, corporate, agency, and other sectors), duration (a calculation of the average life of a bond which measures its price risk), credit quality (including non-investment grade debt or "junk bonds"), geographic location (including U.S. and foreign-issued securities), or other factors. The percentage allocation to the various styles of equity and fixed income are determined at the discretion of the investment team and can be changed to reflect the current market environment.
At the time the Fund reaches its target retirement date, the asset allocation of the Fund is expected to be approximately 40% in underlying funds that invest in equity and 60% in underlying funds that invest in fixed income, and the target allocation may shift over time depending on market conditions. On approximately the target retirement date of the Fund, the Board of Trustees of the Trust (the "Board") may evaluate alternatives available to the Fund. These alternatives may include a merger into another BlackRock fund (such as the BlackRock LifePath(r) Smart Beta Retirement Fund) subject to the Board determining, among other things, that it would be in the best interest of the Fund. Such a merger may or may not require shareholder approval. Finally, the Board may instead cause the Fund to be liquidated.
The Fund may, when consistent with its investment goal, buy or sell options or futures, or enter into total return swaps and foreign currency transactions (collectively, commonly known as derivatives). The Fund may seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as reverse repurchase agreements or dollar rolls). The Fund may use derivatives as a substitute for taking a position in an underlying fund or ETF, to reduce exposure to other risks and to enhance returns. Investments in derivative instruments will be valued at the net market value of such derivative instruments and will be included in the Fund's equity or fixed income asset allocation as determined by Fund management.
The Fund is a non-diversified portfolio under the Investment Company Act of 1940, as amended.

The section of each Prospectus entitled "Details About the Funds
- A Further Discussion of the Principal Investment Strategies" was deleted in its entirety and replaced with the following:
A Further Discussion of the Principal Investment Strategies
Each Fund, which is a fund of funds, allocates and reallocates its assets among a combination of equity, fixed income and money market funds (the "underlying funds") in proportions based on its own comprehensive investment strategy. Under normal circumstances, the Fund intends to invest primarily in affiliated open-end funds and affiliated exchange-traded funds ("ETFs").
Each Fund intends to invest a significant portion of its assets in affiliated underlying funds that follow factor-based investment strategies. Each such factor-based underlying fund seeks to track an index that follows a rules-based methodology that is designed to provide exposure to key drivers of risk and return, or factors. Such factors may include, but are not limited to, value, quality, momentum, low size and volatility. The Funds with longer time horizons invest a greater portion of their assets in underlying funds that invest in equity securities, which provide a greater opportunity for capital appreciation over the long-term but have a greater risk of loss. The Funds with shorter time horizons invest a greater portion of their assets in underlying funds that invest in fixed income, including money market instruments, which typically offer reduced risk and price volatility but forego some potential returns. Accordingly, under normal circumstances, the Funds with shorter time horizons have lower expected returns than the Funds with longer time horizons.
As each Fund approaches its designated time horizon, it systematically seeks to reduce the level of risk by allocating assets more conservatively among the underlying funds. This systematic shift toward more conservative investments is designed to reduce the risk of significant reductions in the value of an investment in a Fund as it approaches its time horizon.
For example, the Retirement Fund has entered its "retirement phase" and seeks to maximize returns consistent with the risk that an average investor in retirement may be willing to accept. This does not mean, however, that it invests exclusively, or primarily, in underlying funds that are money market funds. Rather, because BlackRock believes that most investors are still willing to take some risks in pursuing returns even while drawing on their investments, almost all of the Retirement Fund's assets will continue to be allocated to underlying funds that are equity and fixed income funds.
In determining the allocation of assets to the underlying funds, BlackRock analyzes securities market data, including risk, asset class correlations, and expected returns, to provide portfolio allocations among the asset classes represented by the underlying funds. The allocations are monitored and rebalanced in an effort to maximize expected return for a given level of risk.
In managing the Funds, BlackRock focuses on long-term targets and objectives. The progression over time of a Fund's asset allocation based on the glide path to more conservative asset classes is a relatively steady process resulting in only gradual changes to the asset allocation from quarter to quarter. The underlying funds invest in a mix of equity securities and fixed income securities, including money market instruments. Certain underlying funds may follow factor-based investment strategies, and may include single factor and multi-factor strategies.
The underlying funds may include funds that seek exposure to commodities (including commodity indexes). However, a Fund's exposure to commodities will be limited to 5% of the Fund's total assets at the time of the investment. Certain underlying funds invest in REITs, foreign securities, emerging markets, below investment-grade bonds, and commodities and derivatives, which are subject to additional risks, as described in the "Details About the Funds-Investment Risks" section of this prospectus. The investment model adjusts each Fund's risk level by gradually making it more conservative as the year in the Fund's name approaches, except for the Retirement Fund, which is already in its most conservative phase.

When a Fund reaches its stated time horizon and enters its most conservative phase, the allocation of its assets is expected to be similar to that of the Retirement Fund. Such Fund and the Retirement Fund may then continue to operate as separate funds or, subject to approval by the Trust's Board of Trustees, they may be merged into a single fund.
BlackRock regularly monitors the allocations of the Funds to ensure that they are consistent with each Fund's current allocation strategy. The Funds may be brought back to the intended allocations either through the direction of daily cash flows to suitable underlying funds or by monthly rebalancing if necessary.
Each Fund is considered "non-diversified" under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Generally, a non-diversified fund may be affected more than a diversified fund by a change in the financial condition, or the financial market's assessment of the financial condition, of a company whose securities are held by the fund. However, in the case of the Funds, this risk is reduced because the underlying funds are themselves generally diversified.
Each Fund may, when consistent with its investment objective, buy or sell options or futures, or enter into total return swaps and foreign currency transactions (collectively, commonly known as derivatives). An option is the right to buy or sell an instrument (which can be a security, an index of securities, a currency, or a basket of currencies) at a specific price on or before a specific date. A future is an agreement to buy or sell a security or an index of securities at a specific price on a specific date. A total return swap is a contract in which one party agrees to make periodic payments to another party based on the change in market value of the assets underlying the contract, which may include a specified security, basket of securities or securities indices, during the specified period, in return for periodic payments. The Fund may, when consistent with its investment goal, buy or sell options or futures, or enter into total return swaps and foreign currency transactions (collectively, commonly known as derivatives). The Fund may seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as reverse repurchase agreements or dollar rolls). The Fund may use derivatives as a substitute for taking a position in an underlying fund or ETF, to reduce exposure to other risks and to enhance returns. Investments in derivative instruments will be valued at the net market value of such derivative instruments and will be included in the Fund's equity or fixed income asset allocation as determined by Fund management.
Other Strategies
Each Fund may also invest or engage in the following investments/strategies:



Money Market Securities - In addition to investing in an underlying money market fund, which may include an affiliated money market fund, each Fund may also invest in high quality money market securities pending investments or when it expects to need cash to pay redeeming shareholders. The Funds will not be deemed to deviate from their normal strategies if they hold these securities pending investments.



Temporary Defensive Strategies - It is possible that in extreme market conditions a Fund temporarily may invest some or all of its assets in high quality money market securities. Such a temporary defensive strategy would be inconsistent with a Fund's principal investment strategies. The reason for acquiring money market securities would be to avoid market losses. However, if market conditions improve, this strategy could result in reducing the potential gain from the market upswing, thus reducing the Fund's opportunity to achieve its investment objective.